SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act Of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

L.B. Foster Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐	$125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2)of Schedule 14A.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

L.B. FOSTER COMPANY 415 Holiday Drive Pittsburgh, Pennsylvania 15220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2010

To the Shareholders:

L.B. Foster Company will hold its annual shareholders’ meeting at the Company’s principal executive offices at 415 Holiday Drive, Pittsburgh, Pennsylvania on Friday, May 21, 2010, at 11:00 AM, local time, for the purposes of:

1.	Electing a board of seven directors for the ensuing year.

2.	Ratifying the appointment of Ernst & Young LLP as our independent registered public accountants for 2010.

3.	Acting upon any other matters that properly come before the meeting.

Shareholders are cordially invited to attend the meeting. Only holders of record of common stock at the close of business on March 19, 2010, will be entitled to vote at the meeting or at any adjournment thereof.

As we did last year, we are using U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. This process expedites shareholder receipt of proxy materials and lowers the cost of our annual meeting. On or about April 9, 2010, we mailed to our shareholders a notice containing instructions on how to access our 2010 Proxy Statement and 2009 Annual Report and how to vote. The notice also included instructions on how to receive a paper copy of the annual meeting materials.

Stan L. Hasselbusch
President and Chief Executive Officer

Pittsburgh, Pennsylvania
April 9, 2010

L.B. FOSTER COMPANY

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the “Company”) for use at the May 21, 2010, annual meeting of shareholders and at any adjournment thereof. This proxy statement, the enclosed form of proxy and our 2009 Annual Report to Shareholders were made available to shareholders on the internet at www.proxyvote.com or mailed on or about April 9, 2010.

The presence, in person or by proxy, of the record holders of a majority of the Company’s outstanding common stock is necessary to constitute a quorum. At the close of business on March 19, 2010, the record date for entitlement to vote at the meeting (“Record Date”), there were 10,183,964 shares of common stock outstanding. A quorum will require the presence, in person or by proxy, of the record holders of at least 5,091,983 shares. Where a shareholder’s proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such shareholder are nevertheless counted as being present at the meeting for the purposes of a quorum.

Only holders of record of the common stock at the close of business on the Record Date are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such shareholders will have one vote for each share held on that date. The common stock does not have cumulative voting rights in the election of directors.

Directors shall be elected by a plurality of the votes cast by the holders of the shares voting in person or represented by proxy at the meeting. Accordingly, abstentions and broker non-votes will have no effect on the election.

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accountants for 2010. The Company will consider the affirmative vote of a majority of the shares of common stock present, in person or by proxy, as a ratification of this appointment. As a result, abstentions have the same effect as a vote against the ratification, but broker non-votes will have no effect.

If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of the seven nominees named herein and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2010. The proxy grants discretionary authority to vote on other matters to Lee B. Foster II, Chairman of the Board, and Stan L. Hasselbusch, President and Chief Executive Officer.

If your shares are held in “street name” (i.e. held for your account by a broker or other nominee), you should receive instructions from the holder of record on voting your shares.

If voting instructions representing shares in the Company’s 401(k) plans are received, but no indication is provided as to how those shares are to be voted, those shares are nonetheless counted as being present at the meeting and will count toward achievement of a quorum.

The cost of soliciting proxies will be borne by the Company. Officers or employees of the Company may solicit proxies by mail, telephone, email or facsimile. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse their expenses.

If you are a shareholder of record, you may vote your shares of common stock by telephone or through the Internet. You may also vote your shares by mail. Please see the proxy/voting instruction card for specific instructions on how to cast your vote by any of these methods.

If you are a beneficial owner of our common stock, and not the shareholder of record (for example your common stock is registered in “street name” with a brokerage firm), you must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke or change a proxy. You should contact the shareholder of record directly for more information on these procedures.

Votes submitted via the Internet or by telephone must be received by 11:59 PM EDT, on May 20, 2010. Submitting your vote via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting. You may change your vote or revoke your proxy as described above or by submitting a valid, subsequent vote by telephone or through the Internet, by submitting another properly signed proxy which bears a later date, or attending the annual meeting and voting in person.

ELECTION OF DIRECTORS

A board of seven directors is to be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Information concerning the nominees is set forth below with brief descriptions of each nominee’s qualifications to serve on the Board of Directors:

Nominee

Lee B. Foster II	Mr. Foster, age 63, has been a director of the Company since 1990 and Chairman since 1998. He was the Chief Executive Officer of the Company from May 1990 until January 2002. Mr. Foster is a director of Wabtec Corporation, which manufactures components for locomotives, freight cars and passenger transit vehicles and provides aftermarket services. Mr. Foster is qualified to serve as a director because of his knowledge of both the Company’s history and the Company’s current businesses. In addition, Mr. Foster’s experience with other companies brings additional insight to a variety of contemporary business issues.

Stan L. Hasselbusch	Mr. Hasselbusch, age 62, has been Chief Executive Officer and a director of the Company since January 2002, and President of the Company since March 2000. Mr. Hasselbusch is uniquely qualified to serve as a director because of his career in the steel industry, his over 35 years as a Company employee, and his leadership as the Company’s Chief Executive Officer.

Peter McIlroy II	Mr. McIlroy, age 67, was elected as a director in May 2008. Mr. McIlroy has been a director and Chief Executive Officer of Robroy Industries, a manufacturer of electrical products, since 1993. Mr. McIlroy is qualified to serve as a director due to the experience and knowledge he acquired from leading a mid-sized corporation serving industrial markets. In addition, Mr. McIlroy’s skills and experience specifically include evaluating acquisitions and developing corporate strategies, both of which are areas of great importance to the Company.

Nominee

G. Thomas McKane	Mr. McKane, age 66, was elected as a director in May 2006. Mr. McKane was Chairman of the Board of A.M. Castle & Co., a metal and plastics service center business, from January 2006 to April 2007 and was Chief Executive Officer of A.M. Castle & Co. from May 2000 until February 2007. Mr. McKane was also a director of American Woodmark Corporation, a cabinet manufacturer, from January 2003 until September 2009 and a director of Woodhead Industries, Inc., a manufacturer of electrical products, from January 2003 until August 2006. With his broad industrial background and his specific experience as chief executive officer of a publically traded company, Mr. McKane is qualified to serve as a director because his experience enables him to analyze virtually all facets of the Company’s business. Mr. McKane has been especially active in overseeing improvements to the Company’s strategic planning process and developing sound corporate governance practices.

Diane B. Owen	Ms. Owen, age 54, was elected as a director in May 2002. She has been Vice President — Corporate Audit of H.J. Heinz Company, an international food company, since April 2000. Ms. Owen is qualified to serve as a director of the Company due to her over 30 years of business experience, particularly in accounting and finance. Ms. Owen plays a critical role as Chairman of the Audit Committee and as the Board’s financial expert. In addition, Ms. Owen’s extensive international business experience enables her to provide valuable insights as the Company seeks international growth.

William H. Rackoff	Mr. Rackoff, age 61, has been a director of the Company since 1996. Since 1994, Mr. Rackoff has been President and Chief Executive Officer of ASKO, Inc., an international company which manufactures custom engineered tooling for the metalworking industry. Mr. Rackoff is qualified to serve as a director because his years of experience in the steel industry and his engineering background enable him to understand and develop the factors that drive the Company’s performance, including strategy, operations and finance. Mr. Rackoff, as Chairman of the Compensation Committee, recently has led the creation of the Company’s executive incentive programs.

Suzanne B. Rowland	Ms. Rowland, age 48, was elected as a director in May 2008. Since September 2009, Ms. Rowland has been Vice-President Business Excellence, Tyco International, Ltd, a global company and provider of security, fire protection, and flow control products and services. Ms. Rowland was a consultant in 2008 and 2009 for Energy & Environmental Enterprises, Inc. contracted to Rohm and Haas Company, a special materials technology company, as an interim executive. In 2006 and 2007, Ms. Rowland was Vice President Strategy & New Business Development for J.M. Huber Corporation. Ms. Rowland was Vice President and Global Business Director for Rohm and Haas Company from 2003 to 2006. Ms. Rowland is qualified to serve as a director because of her 25 years of experience in large global industrial companies. Having served in senior executive line and staff roles for the last 10 years at 3 different companies, Ms. Rowland presents valuable insight into operational management and talent development issues important to the Company’s success.

The Board of Directors nominated the foregoing nominees after the Nomination and Governance Committee had recommended their nominations. The nominees have expressed their willingness to serve as directors, if elected. However, should any of the nominees be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

The Board of Directors recommends that you vote “FOR” each of the foregoing nominees.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Ernst & Young LLP has served as the Company’s independent registered public accountants or as independent auditors since 1990 and has been appointed by the Audit Committee of the Board of Directors as the Company’s independent registered public accountants for the fiscal year ending December 31, 2010. Although action by the shareholders in this matter is not required, the Board of Directors is seeking shareholder ratification of this appointment in light of the important role played by the independent registered public accountants. If the shareholders fail to ratify the selection, the Audit Committee will investigate the reasons for shareholder rejection and consider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that you vote “FOR” ratification of Ernst & Young LLP’s appointment.

STOCK OWNERSHIP

The following table shows the number of shares of common stock beneficially owned on the Record Date by:

•	each person who has reported beneficial ownership of more than 5% of the Company’s common stock;

•	each director or nominee for director;

•	each executive officer named in the Summary Compensation Table at page 24 (“NEO”); and

•	all directors and executive officers as a group.

Information concerning the owners of more than 5% of the Company’s outstanding common stock is based upon their reports furnished to the Company and may not be current.

	Number of Shares	Percent of
Stock Ownership	Owned(a)	Shares(b)

More Than 5% Shareholders:
BlackRock, Inc.(c)	619,541	6.1
Keely Asset Management Corp.(d)	1,575,049	15.5
Royce & Associates LLC(e)	1,327,211	13.0
Nominees for Director:
Lee B. Foster II	174,818	1.7
Stan L. Hasselbusch	66,357	*
Peter McIlroy II	5,000	*
G. Thomas McKane	10,500	*
Diane B. Owen	29,046	*
William H. Rackoff	46,746	*
Suzanne B. Rowland	4,000	*
Certain Executive Officers:
David J. Russo	9,292	*
Senior Vice President, Chief Financial Officer and Treasurer
Donald L. Foster	7,822	*
Senior Vice President, Construction Products
Samuel K. Fisher	8,749	*
Senior Vice President, Rail
John F. Kasel	8,696	*
Senior Vice President, Operations and Manufacturing
All Directors and Executive Officers as a Group	411,092	4.0

*	Less than one percent of the Company’s outstanding common stock

(a)	This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned. It also includes shares which the named person or group had the right to acquire within 60 days after the Record Date through the exercise of stock options (50,000 for Mr. Lee B. Foster II, 10,000 for Ms. Owen, 25,000 for Mr. Rackoff, 6,250 for Mr. Donald Foster, 1,000 for Mr. Russo, 6,250 for Mr. Kasel and 114,500 for the directors and executive officers of the Company as a group). The column also includes the share equivalents contained in the 401(k) plan maintained by the Company (26,718 for Mr. Lee B. Foster II, 25,040 for Mr. Hasselbusch, 260 for Mr. Donald Foster, 980 for Mr. Russo, 1,762 for Mr. Fisher, 1,134 for Mr. Kasel and 9,950 for the other executive officers as a group). Mr. Lee B. Foster II also holds an indirect interest in 5,000 shares held in an investment plan maintained by a separate company.
(b)	The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after the Record Date have been acquired and are outstanding.
(c)	The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022. On December 1, 2009 Blackrock, Inc. completed its acquisition of Barclays Global Investors and its affiliates (former Company shareholders) which are now included as subsidiaries of Blackrock, Inc.
(d)	The address of Keely Asset Management Corp. and Keely Small Cap Fund is 410 South LaSalle Street, Chicago, IL 60608. Keely Asset Management Corp. and Keely Small Cap Value Fund share beneficial ownership of 1,070,000 shares, which shares are included in the 1,575,049, of which Keely Asset Management Fund has sole investment power.
(e)	The address of Royce & Associates LLC is 745 Fifth Avenue, New York, NY 10151.

DIRECTORS’ COMPENSATION TABLE 2009

The following table sets forth directors’ compensation for 2009, except for Mr. Hasselbusch whose 2009 compensation is set forth in the Summary Compensation Table at page 24. During 2009, no stock options were granted and no non-equity incentive compensation was awarded to the named directors. However, as of December 31, 2009, Mr. Foster held 50,000 stock options, Ms. Owen held 10,000 stock options and Mr. Rackoff held 25,000 stock options.

	Fees Earned or	Stock	All Other
Name	Paid in Cash[1]	Award[2]	Compensation[3]	Total[4]

Lee B. Foster II	$96,000	$52,308	$14,399	$162,707
Peter McIlroy II	$51,000	$52,308	—	$103,308
G. Thomas McKane	$52,000	$52,308	—	$104,308
Diane B. Owen	$53,500	$52,308	—	$105,808
Suzanne B. Rowland	$48,000	$52,308	—	$100,308
William H. Rackoff	$52,000	$52,308	—	$104,308

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES

Ernst & Young LLP’s (“E&Y”) aggregate fees (including out-of-pocket expenses) billed for 2009 and 2008 for each of the following categories of services are set forth below:

	2009	2008

Audit fees (includes audits, reviews of the Company’s fiscal-year audit, interim reviews and related expenses)	$427,734	$410,432
Audit-related fees (primarily audits of the Company’s various employee benefit plans)	$20,739	$28,172
Tax fees (federal and state)	$15,850	$16,000
All other fees	—	—

Total fees	$464,323	$454,604

[1]	The base annual fee for the respective chairmen of the Audit Committee, the Nomination and Governance Committee and the Compensation Committee is $42,500. The base annual fee for other outside directors is $40,000. Outside directors also received $1,000 for each Board meeting attended, $500 for each committee meeting attended (of which the director is a member) and $500 for each telephonic Board or committee (of which the director is a member) meeting in which the director participated. The fees for Lee B. Foster II, Chairman of the Board of Directors, are a base annual fee of $85,000, a $2,000 fee for each Board meeting attended, and $1,000 for each telephonic Board meeting attended, together with medical benefits for him and his wife.

[2]	On May 21, 2009 (the date of the Company’s 2009 annual shareholders’ meeting) each outside director was awarded 1,750 shares of the Company’s Common stock. Since the awards were fully vested on the grant date, the aggregate grant date fair value of each stock award to our non-employee directors is reflected in the “Stock Awards” column of the table based on the compensation cost recognized in 2009 for financial statement reporting purposes and computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 1 of the Company’s 2009 Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. When a director is elected or re-elected, he or she will receive 3,500 shares or such lesser amount as shall be determined by the Board of Directors. The Board has determined that the grant to each outside director, including Lee B. Foster II, re-elected at the May 21, 2010 annual shareholders’ meeting will be 2,000 shares.

[3]	The cost of Mr. Foster’s annual medical benefits was $14,399 based on applicable Cobra rates.

[4]	The Company reimburses outside directors for expenses associated with travel to and attendance at Board of Directors’ meetings. This reimbursement and other expenses associated with travel to and attendance at Board of Directors meetings are not included in the table.

The Audit Committee reviews summaries of services provided by E&Y and the related fees and concluded that E&Y’s provision of audit-related services during 2008 and 2009 was compatible with maintaining E&Y’s independence. All E&Y services are pre-approved by the Audit Committee.

CORPORATE GOVERNANCE
Board Structure

Pursuant to NASDAQ rules, Mr. Foster, Chairman of the Board, does not yet qualify as an “independent” director since he was a Company employee until May 31, 2009. The Board believes, however, that, to the extent there should be a conflict, Mr. Foster’s economic interests are more closely aligned with those of the Company’s shareholders than with those of management. Although the Board does not necessarily object to combining the roles of Chairman of the Board and Chief Executive Officer, the Board has chosen not to combine those positions because Mr. Foster’s depth of experience and his detachment from management make Mr. Foster the best qualified individual to serve as Chairman of the Board. Since the Chairman and Chief Executive roles are not combined, there is no need for a “lead outside director” position.

Board’s Role in Risk Oversight

The Board of Directors is actively involved in overseeing risk management. Operational and strategic presentations by management to the Board include consideration of the challenges and risks to the Company’s business, which are discussed by the Board and management. The Board also reviews and discusses management reports which specifically address risk topics. The Chief Executive Officer, assisted by senior management, is the “risk officer” responsible for managing and mitigating the Company’s risks.

In addition, each of our Board’s Committees considers risks when relevant to areas within its jurisdiction. For example, the Audit Committee periodically requests that management address critical accounting issues and then considers what impact these issues may have on the Company’s financial position and risk profile. The Audit Committee also assesses the adequacy of internal controls. The Compensation Committee structures executive compensation programs with a view toward providing incentives without encouraging excessive risks. On an annual basis, the Nomination and Governance Committee oversees risk by reviewing the structure and function of the Board’s Committees.

The Board and Board Meetings

The Board of Directors consists of seven directors. During 2009, the Board held six meetings, one of which was telephonic. The Board has determined that all of the directors, except Messrs. Foster and Hasselbusch, qualify as “independent” as defined by applicable NASDAQ rules. In making this determination, the Board has concluded that none of these directors has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out a director’s responsibilities.

During 2009, each director attended at least 75% of the total number of meetings of the Board and all committees on which he or she served.

The directors regularly have attended shareholders’ meetings without a formal policy on attendance, and the Company does not believe that a formal policy is required. All of the directors, other than Mr. Hasselbusch (who could not attend due to a death in his family), attended the 2009 annual meeting of shareholders.

Diversity

Although not part of any formal policy, our goal is to maintain a diverse Board, with directors possessing complementary skills and experiences who, together, can address the variety of issues that affect our Company.

Communications with Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-managerial directors as a group may do so by writing to L.B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Chairman of the Board or Attn: Outside Directors. The Secretary of the Company shall review all such correspondence and shall regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that he otherwise determines requires the Board’s attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing are directed to the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

Board Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nomination and Governance Committee. Each member of these committees is independent as defined by applicable NASD rules. Each of the committees has a written charter approved by the Board.

Audit Committee

The Audit Committee is composed of Ms. Owen (Chairman), Mr. McIlroy, and Ms. Rowland. The Board has designated Ms. Owen as the Audit Committee’s “financial expert” under applicable rules of the Securities and Exchange Commission (“SEC”).

The Audit Committee, which held seven meetings (two of which were telephonic) during 2009, is responsible for overseeing, with management, the work and findings of the independent registered public accounting firm, as well as the effectiveness of the Company’s internal auditing department, the adequacy of our internal controls and the accounting principles employed in financial reporting. The Audit Committee also is responsible for the appointment and compensation of our independent registered public accounting firm. The Committee’s charter is posted on the Company’s website, www.lbfoster.com.

The Audit Committee also is responsible for reviewing and, if appropriate, approving transactions with related persons. Under the Company’s written policy, no employee, officer or director may participate in any transaction (subject to various exceptions including exceptions for stock ownership in a publicly traded company that may do business with us and participation in a transaction with us solely as an employee, director or shareholder of the Company) with the Company without the Audit Committee’s approval. The Company’s written policy on related person transactions may be found in its Legal & Ethical Conduct Policy at the Company’s website, www.lbfoster.com.

Compensation Committee

The Compensation Committee is composed of Messrs. Rackoff (Chairman), McKane and McIlroy.

This Committee, which met on four occasions (one of which was a telephonic meeting) in 2009, is responsible for reviewing and recommending for approval significant employee benefit programs, officer compensation, reviewing certain organizational changes and granting equity awards.

The Compensation Committee makes decisions regarding executive compensation and these decisions are then generally ratified by the Board of Directors. The Committee itself, however, grants equity awards to employees under the Omnibus Plan, as amended (see pages 19-20). The Committee’s charter is available at the Company’s website, www.lbfoster.com. The Committee does not delegate its authority to any third-party.

The Compensation Committee currently uses a “Comparator Group”, identified in the Compensation Discussion and Analysis at page 13, and survey data as a tool to establish competitive compensation for the Company’s executive officers.

The Committee has retained Towers Watson to provide consulting services on the Company’s executive compensation practices and appropriate levels of and structures for executive compensation.

The Compensation Committee gives significant weight to the Chief Executive Officer’s recommendations regarding other executive officers’ compensation; such other executive officers are not present when their compensation is being determined. With respect to the Chief Executive Officer’s compensation, the Compensation Committee may solicit the Chairman of the Board’s views, but does not defer to the Chairman’s views. The Chief Executive Officer is not present when his compensation is being determined.

Nomination and Governance Committee

The Nomination and Governance Committee is composed of Messrs. McKane (Chairman) and Rackoff and Ms. Owen.

This Committee, which met on four occasions in 2009, is responsible for overseeing corporate governance, proposing director nominees to the full Board, recommending which directors should serve on various Board committees and recommending who should serve as Chairman of the Board and Chairman of each of the Board’s committees. This Committee also recommends to the full Board appropriate compensation for non-employee directors.

The Nomination and Governance Committee endeavors to maintain a diverse Board of Directors consisting of individuals who are financially literate and whose experiences and backgrounds will enable the Board of Directors to provide meaningful counsel to and oversight of management. The Nomination and Governance Committee seeks to recommend, to the full Board, nominees who will create and maintain a Board of Directors that satisfies applicable legal and regulatory requirements. In support of these goals, the Committee oversees a program for the Directors’ continuing education, which includes seminars focused on strategic and governance issues. The Committee, with the Chairman of the Board, oversees an annual evaluation of the Board’s performance. The Committee’s Charter is available on the Company’s website, www.lbfoster.com.

In selecting nominees for election to the Board of Directors, the Nomination and Governance Committee will consider submissions from shareholders. A shareholder wishing to recommend a nominee may notify our Secretary or any member of the Nomination and Governance Committee in writing and provide whatever supporting material the shareholder considers appropriate. Submissions should be sent to our principal executive offices, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Secretary.

The Nomination and Governance Committee determines appropriate levels of compensation for our outside directors by reviewing surveys and data from other publically traded companies and conferring with other directors to obtain information on competitive compensation practices and uses this information as a tool to determine appropriate levels of director compensation. The Committee then exercises its subjective judgment and makes recommendations to the Board for ratification by the full Board. The Committee does not delegate its responsibilities to any third-party.

Code of Conduct and Ethics

The Company adopted a written code of conduct and ethics that applies to all the Company’s directors, officers and employees, including its chief executive officer, chief financial officer and chief accounting officer. We have posted a current copy of the code, titled “Legal and Ethical Conduct Policy”, on our website, www.lbfoster.com.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none of them is a present or past employee or officer of the Company or any of its subsidiaries. No member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of the SEC’s Regulation S-K. The Company’s executive officers have not served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers have served on the Company’s Board or Compensation Committee.

Ownership Guidelines For Outside Directors

The Company’s outside directors are expected to own Company common stock valued at least three times their respective annual cash compensation for services as a director within five years of first being elected to the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis is divided into three parts. The first part, 2009 Compensation Actions, describes the Compensation Committee’s process for making compensation decisions for 2009. The second, entitled Overview of Compensation Framework, reviews in greater detail considerations in determining executive pay, as well as the key elements of executive compensation at the Company. The third discusses the Company’s Other Compensation Practices for the NEOs.

2009 Compensation Actions

We believe that our compensation programs are balanced, reasonable and help us retain the best talent available. In the design of our programs we use judgment and discretion and do not use highly leveraged incentives that drive risky short-term behavior. Our long-term incentive program, combined with our senior executive share ownership requirements, reward long-term stock performance. This section focuses on how compensation for our NEOs (Stan L. Hasselbusch, David J. Russo, Donald L. Foster, Samuel K. Fisher and John F. Kasel) was determined. There is no family relationship between Donald L. Foster and our Chairman, Lee B. Foster II.

The Compensation Committee (the “Committee”) believes that the compensation of the NEOs and executive officers achieves the right balance of incentives to reward and retain our best executives and maximize their performance over the long-term.

We recognize that the performance by an executive or group of executives does not always translate immediately into appreciation in our Company’s stock price. The Committee intends to continue to reward management performance based on its belief that over time strong operating performance will be reflected through stock price appreciation. That said, we believe that it is appropriate for certain components of compensation to decline during periods of economic stress and reduced earnings. It is in this context that we set 2009 incentive compensation.

Due to the harsh economic environment and because we aligned compensation with our financial performance, our 2009 annual incentive payments for the NEOs declined by approximately 50% from 2008.

Determining Our Chief Executive Officer’s Compensation

At the beginning of each year, Mr. Hasselbusch develops the objectives that he believes need to be achieved for the Company to be successful, which he then reviews with the Committee for the corollary purpose of establishing how his performance will be assessed. These objectives are derived largely from the Company’s annual financial and strategic planning sessions, during which in-depth reviews of the Company’s growth opportunities are analyzed and goals are established for the upcoming year. Mr. Hasselbusch discusses preliminary considerations as to his own compensation with the Committee. Mr. Hasselbusch does not participate in the final determination of his own compensation.

The Committee normally adjusts the salary of the Chief Executive Officer (“CEO”) based upon its assessment of the CEO’s performance, while taking into account the health of the Company’s various markets. The Committee may also solicit recommendations and insights regarding Mr. Hasselbusch’s performance from Lee B. Foster II.

Due to the economic climate, Mr. Hasselbusch requested that the Committee temporarily reduce his salary by 10% effective January 1, 2009. The Committee, while recognizing Mr. Hasselbusch’s continued excellent performance, granted Mr. Hasselbusch’s request. Effective January 1, 2010, Mr. Hasselbusch’s salary was restored to its prior level.

Mr. Hasselbusch’s 2009 Annual Incentive Plan payment was calculated as described in the 2009 Annual Incentive Plan at pages 15-18. As a result, Mr. Hasselbusch earned an annual incentive payout of $218,194 which represented 77% of his target award opportunity and is included in the Summary Compensation Table at page 24.

Similarly, Mr. Hasselbusch’s long-term incentive award was targeted, consistent with prior practices, at $500,000, as calculated in accordance with the Omnibus Long-term Incentive Plan, as amended (“Omnibus Plan”), described at page 19.

Determining Compensation for other NEOs

Each of the other NEOs is a leader of an individual business or function of the Company. As part of the executive management team, they report directly to Mr. Hasselbusch, who develops the objectives that each individual is expected to achieve, and against which their performance is assessed. These objectives are reviewed with the Committee at the beginning of each year and are derived largely from the Company’s annual financial and strategic planning sessions in which the other NEOs participate. Mr. Hasselbusch leads the assessment of each NEO’s individual performance against the objectives, the Company’s overall performance and the performance of the NEO’s business or function. Mr. Hasselbusch makes compensation recommendation to the Committee for each NEO, with the advice of our Vice President, Human Resources. The NEOs do not play a role in determining their compensation.

Using proxy data from the Comparator Group, compensation surveys and, at times, the input of Towers Watson, the Committee determines competitive compensation levels for Messrs. Russo, Foster, Fisher and Kasel. As with Mr. Hasselbusch, these NEOs’ compensation consists of three major components: base compensation, an annual incentive plan and a long-term incentive plan.

Given the difficult market conditions, Messrs. Russo, Foster, Fisher and Kasel did not receive merit increases to their base salaries during 2009.

As with Mr. Hasselbusch, the annual incentive awards for Messrs. Russo, Foster, Fisher and Kasel were determined in accordance with the Annual Incentive Plan as described at pages 15-18 and their long-term incentive awards were granted under the Omnibus Plan, as described at pages 19-20. Each of Messrs. Russo, Foster, Fisher and Kasel’s long-term awards were targeted to have a value of $120,000, as described at page 19.

Overview of Compensation Framework

The Company attempts to retain and attract talented and qualified executives through the use of compensation programs that are balanced and competitive. The Committee pursues this goal through its recommendations for executive officer compensation, which are then reviewed and ultimately approved by the Board of Directors. The Committee’s compensation philosophy is to reward initiative and positive results while being mindful of the current business climate. Unless otherwise indicated, all Committee actions or determinations have been approved by the Board.

The Committee aligns executive officer compensation with the Company’s performance to drive short-term achievement and create long-term shareholder value. Measures have been constructed to drive consistent behavior and balance short and long-term interests. Annual measures are a mix of factors to avoid over-emphasizing any single measure. A significant portion of executive officers’ potential compensation is variable and earned under incentive plans that are based on the Company’s performance and the value delivered to the Company’s shareholders.

In designing incentive plans, the Committee attempts to mitigate risk through the avoidance of unintended compensation results. Special attention is devoted to avoiding incentives to engage in excessively risky business behavior. When making decisions on its recommendations for executive compensation, the Committee takes into account the executive’s entire compensation package. While the Committee has not established any policy on allocating an executive’s total compensation package between current year and long-term compensation or between cash and equity, the Committee attempts to structure its executives’ compensation into a competitive package that aligns total compensation with corporate performance. Both the 2009 Annual Plan and the Omnibus Plan were designed to provide opportunities for increased executive compensation for greater performance.

Consideration of Risk

The Committee considers the performance criteria that should be included under annual and long-term incentive plans to mitigate the risk that executives will achieve short-term performance while not focusing on the creation of shareholder value. To avoid placing too much focus on achieving short-term results, the annual incentive is not a disproportionate share of executive compensation.

The Use of Compensation Consultants

The Committee’s objective is to pay executives fairly and competitively. Executive pay is measured against a Comparator Group, as well as market data, to confirm that compensation is within the range of competitive practices.

Each year, to assist in its compensation decisions, and to determine medians for overall compensation and each pay component, the Committee reviews market data drawn from the following surveys: (i) market compensation surveys from Towers Watson, Mercer, Watson Wyatt; (ii) the Comp Analyst by Salary.com survey provided by the Company’s internal human resources department; and (iii) the compensation practices of the “Comparator Group” described below.

Due to the Company’s product mix and distinct manufacturing and distribution businesses, the Committee does not believe the Company has true “peers” among publicly traded organizations. Accordingly, commencing in 2008 the Committee, upon Towers Watson’s recommendation, used certain publically traded companies that were, in some respect, comparable to the Company (the “Comparator Group”). These companies were selected based on the following criteria: (i) revenues ranging from $250M to $1.2B; (ii) industrial companies, many with a distribution segment; and (iii) assets of less than $1.0B and annual asset turnover (revenue/total assets) of greater than 1.0.

In 2009, the Committee approved the following Comparator Group: A.M. Castle & Co., Circor International, Inc., Empire Resources, Inc., NN, Inc., Olympic Steel, Inc., Koppers Holdings, Inc., Wabtec Corp., Greenbrier Companies, Inc., American Railcar Industries, Inc., Lawson Products, Inc., Haynes International Inc., Skyline Corp., Northwest Pipe Company, Insteel Industries, Houston Wire & Cable Co., RBC Bearings, Inc., DXP Enterprises, Inc., Synalloy Corp., and Portec Rail Products, Inc.

Compared to the Comparator Group, the mix of compensation provided to each NEO appears to be competitive and appropriately balanced between long and short-term incentives. The Committee does not require that compensation be set within any range of percentiles.

Since 2007, the Committee has consulted with Towers Watson on a variety of executive compensation matters, such as market trends and regulatory updates. The Company does not use Towers Watson to advise on other matters.

Employment and Severance Agreements

The NEOs do not have employment or severance agreements, except in the event of a change-in-control of the Company. Executives serve at the will of the Board.

Role of the Compensation Committee in Establishing Objectives

The Company’s executive compensation program is intended to create long-term value by retaining and rewarding outstanding leaders and motivating them to perform at the highest level. Incentives are aligned to reward financial and operating performance. After considering the pay practices of other organizations (as derived from the Comparator Group proxy disclosures and compensation surveys), the Committee exercises its judgment in making decisions on executive compensation components, including the amount and the allocation of compensation. The Committee annually reviews and, if appropriate, adjusts the compensation components annually based on market and business conditions.

The Committee believes that a significant portion of an executive’s compensation should be delivered through performance-based incentive compensation components. The Committee uses annual financial performance metrics and goals as the basis for motivating and rewarding executives. In addition, the Committee believes that an increase in the Company’s stock price is the best means of rewarding shareholders and executives over the long-term.

If the Company’s performance exceeds goals and expectations, the incentive plans pay above the targeted level. If the Company’s performance falls below goals or expectations, the incentive plans pay below the targeted level, or pay nothing if thresholds are not met. Both annual and long-term plans include payout limits to prevent excessive payments should goals prove too conservative.

Potential compensation is allocated between each compensation element as follows:

		Fixed(1)	Variable(2)
		Cash Base	Cash Target	Long-Term Target
Executive	Year	Salary	Annual Incentive	Equity Compensation
Stan L. Hasselbusch	2009	38%	24%	38%

David J. Russo	2009	53%	24%	23%

Donald L. Foster	2009	53%	21%	26%

Samuel K. Fisher	2009	53%	21%	26%

John F. Kasel	2009	51%	20%	29%

(1)	Includes base salary earned in 2009 as disclosed in the Summary Compensation Table at page 24.

(2)	Percentages are based on targets for annual and long-term incentives.

Compensation Elements

Executive officers’ compensation includes base salary, annual incentive awards, and long-term incentive awards.

Base Salary

Base salaries are established after considering compensation data from the Comparator Group and other similarly sized organizations, with specific reference to the 50th percentile derived from this data. The NEOs usually are reviewed annually for merit based increase. The Company believes that a single review date promotes more accurate assessments of its executives’ relative performances and provides a more direct link to the impact that individual performance has on the Company’s overall performance in a given year.

In 2009, however, in response to the difficult economic climate, at Mr. Hasselbusch’s request, Mr. Hasselbusch’s salary was reduced for 2009. The other NEOs did not receive merit increases.

Annual Incentive Plan

The Committee annually establishes performance criteria under the Executive Annual Incentive Plan. For 2009, the Committee introduced Free Cash Flow as a performance measure and goal (2009 Goals) because generating and preserving cash was considered to be especially important in a difficult economic environment.

In addition, the Committee created more rigorous standards for achieving above target payments related to Pre-Tax Income, while lowering the threshold for minimum awards. The Committee lowered target ROIC in recognition of the difficult economic conditions anticipated for 2009. With it becoming increasingly difficult to attain levels of Pre-Tax Income and/or ROIC target(s), it was anticipated to be unlikely, although possible, for a NEO to receive a maximum award.

Under the 2009 Goals, annual incentive payments for 2009 were based upon the extent to which Corporate and/or individual operating units approached or surpassed applicable thresholds for “Pre-Tax Income”5, “Free Cash Flow”6, and “ROIC”7. The Committee believes these measures appropriately reflected the Company’s profitability and held management accountable for the efficient use of Company assets.

 5 “Pre-Tax Income” means the pre-tax income for the Company or, as applicable, for an Operating Unit for the Fiscal Year, determined in accordance with generally accepted accounting principles, including 100% of the applicable LIFO charge or credit but excluding: (i) the “Milestone Payments” or other amounts, if any, paid to the former shareholders (and their respective successors and assigns) of the DM&E arising from or in connection with the 2007 merger of the DM&E; (ii) all gains or losses arising from sales of capital assets when the sale or purchase price for an individual asset exceeds $50,000; (iii) all expenses, costs, profits, losses or gains attributable to (a) the sale; other than sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or 50% of the assets of a component in the Fiscal Year, or (b) the acquisition of a business in 2009 for a gross purchase price of more than $1M; (iv) with respect to Operating Units only, the costs of the Plan; and (v) interest, investment gains or losses arising from cash or marketable securities of $105M. Notwithstanding the foregoing, in the event more than 25% of the assets of an Operating Unit or 50% of the assets of a component are sold, excluding sales of inventory in the ordinary course of business, during the Fiscal Year, such Operating Unit’s or component’s, as applicable, target Pre-Tax Income shall be eliminated from all calculations (if a stipulated amount of a component’s assets are sold, the Operating Unit’s target Pre-Tax Incentive Income and corporate target Pre-Tax Income shall be reduced to the extent of the component’s target Pre-Tax Income), together with the component’s or Operating Unit’s, as applicable, profits, losses or Pre-tax Income for the Fiscal Year.
 6 “Free Cash Flow” means the sum of net cash provided by (or used in) operating activities, and proceeds from capital asset sales, reduced by capital expenditures on property plant and equipment as adjusted for unusual gains or losses or other transactions outside of the ordinary course of business.
 7 “ROIC” means, with respect to the Fiscal Year: (A) after tax earnings from continuing operations before interest income and interest expense and amortization charges (tax affected using the effective corporate tax rate) and excluding: (i) all “Milestone Payments” or other amounts, if any, paid to the former shareholders (and their respective successors and assigns) of the DM&E arising from or in connection with the 2007 merger of the DM&E; (ii) all gains or losses arising from sales of capital assets when the gross sale or purchase price for an individual asset exceeds $50,000; and (iii) all expenses, costs, profits, losses, gains, attributable to (a) the sale, excluding sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or, more than 50% of the assets of a Component, or (b) the acquisition of a business for a gross purchase price exceeding $1M, divided by (B) an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles.

For the 2009 incentive program each NEO was assigned the following target opportunity as a percent of base salary:

Name	Target Percentage

Stan L. Hasselbusch	65%
David J. Russo	45%
Donald L. Foster	40%
Samuel K. Fisher	40%
John F. Kasel	40%

A participant’s base salary was multiplied by this target percentage to obtain a “Target Award”. The table below illustrates the performance measures used for 2009 and the allocation of the assigned Target Award for each NEO:

			David J. Russo	Donald L. Foster and
	Metric	Stan L. Hasselbusch	and John F. Kasel	Samuel K. Fisher
	Corporate ROIC	10%	10%

Financial Performance Awards	Pre-Tax Income - Corporate	60%	60%	20%

	Operating Unit Pre-Tax Income			60%

	Free Cash Flow - Corporate	30%	10%	10%

Individual Performance Awards	Personal Objectives		20%	10%

Financial Performance payments were adjusted upward or downward based on the actual attainment of targeted Pre-Tax Income, Free Cash Flow and ROIC as set forth below:

Target Pre-Tax Income Multiplier

% of Target Pre-Tax	Corporate or Operating
Income Achieved	Unit Multiplier
170% and Over	200.0%
160%	183%
150%	167%
140%	150%
130%	133%
120%	117%
115%	108%
95% — 110%	100%
90%	91%
80%	73%
70%	56%
60%	38%
50%	20%
Less than 50%	0.0%

Corporate Target Pre-Tax Income was $21.8M and 107.3% was achieved. Mr. Foster’s applicable Operating Unit’s Target was $10.5M and 126.4% was achieved. Mr. Fisher’s applicable Operating Unit’s Target was $9.6M and 120.8% was achieved.

Target ROIC Multiplier

% of Target ROIC
Achieved	Corporate Multiplier
17% and Over	200%
16%	167%
15%	133%
14%	100%
13%	73%
12%	47%
11%	20%
Less than 11%	0.00%

Corporate Target ROIC was 14% and an ROIC of 13.2% was achieved.

Target Free Cash Flow Multiplier

% of Target Free	Corporate or Operating
Cash Flow Achieved	Unit Multiplier
140% and over	200%
130%	175%
120%	150%
110%	125%
100%	100%
90%	75%
80%	50%
70%	25%
Less than 70%	0.0%

Corporate Target Free Cash Flow was $24.9M and 78.8% was achieved. Mr. Foster’s applicable Operating Unit’s Target was $21.8M and the amount achieved was below the threshold required for any payment. Mr. Fisher’s applicable Operating Unit’s Target was $0.7M and the amount achieved was below the threshold required for any payment.

Individual performance payments were based on criteria established by the CEO, but with the payments being paid only after the Committee had approved the criteria and the resulting payments. Mr. Russo’s criteria included acquisition efforts, the “Lean Enterprise” initiative, improving customer relations, managing accounts receivable and improving information technologies; Mr. Russo achieved 97% of these goals. Mr. Foster’s criteria included cash flow objectives, implementing a customer management software system, and leading a continuous improvement event; Mr. Foster achieved 50% of these goals. Mr. Fisher’s criteria included cash flow objectives, and leading a continuous improvement event; Mr. Fisher achieved 50% of his goals. Mr. Kasel’s criteria included various continued improvement initiatives, focused on safety, quality and manufacturing excellence; Mr. Kasel achieved 91% of his goals.

The 2010 Incentive Program

The Committee approved the 2010 Performance Measures and Goals under which annual incentive payments for 2010 will be based upon the extent to which consolidated and/or individual operating units approach or surpass, applicable thresholds for “Pre-Tax Income”, “Inventory Turnover”, and, for Corporate only, “ROIC”. For 2010 the Committee replaced Free Cash Flow with Inventory Turnover, believing that Inventory Turnover will more specifically measure key goals for 2010.

Additionally, the Committee reduced the award for achieving target Pre-Tax Income, recognizing that it was appropriate to lower the award for achieving reduced financial targets in these difficult economic times. Finally, the Committee excluded from the calculation of Pre-Tax Income certain expenses related to possible acquisitions because the Committee neither wished to penalize executives for exploring acquisition opportunities nor to include acquisition results in the calculation of 2010 results.

The Committee believes that the Annual Plan and the Omnibus Plan together create competitive short-term rewards while providing appropriate and consistent long-term incentives.

Omnibus Incentive Plan

The Omnibus Incentive Plan, as amended, provides for the issuance of up to 500,000 shares of the Company’s common stock, which may include newly-issued or treasury shares, through the issuance of stock options or the award of shares of common stock. The Omnibus Plan also provides for the award of performance grants.

In 2009, the Committee approved annual grants of equity to each NEO. This program consists of two components: time vested restricted stock and performance share units. The program provides NEOs with an incentive to remain with the Company, provides a means for executives to build ownership in the Company and aligns the value of awards with the Company’s long-term financial performance.

The time vested restricted stock grant recognizes the cyclicality of the Company’s markets and promotes executive retention. Restricted stock also aligns NEO compensation and Company performance by making some of the incentive opportunity dependent upon appreciation of shareholder value. The restricted stock awards vest after four years.

The performance share units were designed to align compensation and Company performance by making the NEO’s long-term incentive compensation over each three year performance period based upon the Company’s return on invested capital (“ROIC”8). A new three year performance period begins at the start of each year, creating overlapping three year performance periods.

After consulting survey data furnished by Towers Watson, the Committee decided to issue equity in the form of time vested common stock and performance share units, for the three year performance period 2009-2011, inclusive, valued at target as follows:

Name	Target ($)

Stan L. Hasselbusch	$500,000
David J. Russo	$120,000
Donald L. Foster	$120,000
Samuel K. Fisher	$120,000
John F. Kasel	$120,000

These targets are the same as those used for 2008-2010 awards. The Committee believes that grant amounts for such long-term awards, so long as the Company remains competitive in its long-term incentive practices, rarely should be changed, consistent with the long-term objectives in the program.

The Committee plans to review performance goals and targets annually for each successive three year performance period. In 2010, the Committee decided to use the same ROIC target values for the performance period 2010-2012 as were used for the performance period 2009-2011.

Approximately 25% of the long-term incentive awards were distributed through the issuance of unvested common stock (“Restricted Shares”), which will vest on March 4, 2013. A value of $23.21/share

 8 For purposes of the three year performance period 2010-2012, ROIC for each year means: (a) after tax earnings from continuing operations before interest income and interest expense and amortization charges (tax affected using the effective corporate tax rate) and excluding all “Milestone Payments” or other amounts, if any, paid to the former shareholders (and their respective successors and assigns) of the DM&E arising from or in connection with the 2007 merger of the DM&E, divided by (b) an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles.

(the average closing price of the Company’s common stock on trading days between February 18 and February 29, 2009) was used to determine the amount of unvested common stock issued.

The remaining 75% of an NEO’s long-term incentive award was “Performance Share Units”, valued in the same manner as the restricted stock. The Performance Share Units for the performance period from 2009-2011 will be converted into Company common stock based upon the Company’s average ROIC over the three year performance period.

The NEOs were awarded the following Restricted Shares and Performance Share Units:

	Restricted	Performance
Name	Shares	Share Units

Stan L. Hasselbusch	5,386	16,156
David J. Russo	1,293	3,877
Donald L. Foster	1,293	3,877
Samuel K. Fisher	1,293	3,877
John F. Kasel	1,293	3,877

The number of Performance Share Units to be earned at the end of the performance period and awarded to a participant in common stock shall be determined by multiplying the participant’s Performance Share Units by the “Percent of Performance Share Units” earned that corresponds to the Company’s “Average ROIC” for the three year performance period:

	ROIC
		Percent of Performance
Level of Performance	Average ROIC	Share Units Earned

Below Threshold	Below 12.0%	0%
Threshold	Equal to 12.0%	50%
Target	Equal to 16.0%	100%
Outstanding	Equal to or Greater than 20.0%	200%

Other Compensation Practices

Retirement Plans

The Company’s 401(k) and Profit Sharing Plan, a defined contribution retirement plan, qualifying under Section 401(k) of the Code and covering all salaried employees, includes an automatic enrollment provision, two year vesting, and immediate eligibility and Company match. In 2009, the Company matched 100% of the first 1% of the employee’s compensation, then matched 50% of the employee’s next 6% of contribution. For 2009, the Company also made a discretionary contribution of $750,000 to the 401(k) Plan which will be shared by all participants based primarily on their respective compensation and, to a lesser extent, years of service, subject to Code limitations. The Company’s contributions for 2009 to the 401(k) Plan for the NEOs are included in the Summary Compensation Table (see page 24).

The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits unavailable under the 401(k) Plan because of Code limitations. These benefits are also included in the Summary Compensation Table.

The Company maintains these retirement plans in order to provide a competitive opportunity for its employees to obtain a secure retirement.

Change-in-Control

On December 9, 2008, the Board of Directors, upon the prior recommendation of the Committee, adopted our Key Employee Separation Plan which may provide certain severance payments upon a “Change-in-Control” of the Company. The Committee believes that providing severance in a “Change-in-Control” situation is beneficial to shareholders so that executives may remain indifferent when evaluating a transaction that may be beneficial to shareholders yet could negatively impact the continued employment of the executive. The Company has selected its officers as participants in the Plan. The current participants include the NEOs and the Company’s other officers. In the event a participant’s employment terminates due to a “Change-in-Control” of the Company, each participant is to receive the participant’s base salary plus the average of the participant’s annual cash bonuses paid or due and payable over the prior three calendar years multiplied by a “Benefit Factor”.

The participants’ Benefit Factors are:

Benefit Factor

Chief Executive Officer and Sr. Vice Presidents	2
Vice Presidents and Controller	1

Each participant also will be paid all amounts otherwise owed to the participant and $15,000 for outplacement services. Medical, dental and vision insurance will be maintained for specified durations. A participant will not be entitled to these payments and benefits under the Plan unless both (i) a “Change-in-Control” has occurred; and (ii) the participant’s employment has been terminated (involuntarily or for “good reason”, but not for “cause”). Certain equity also may become vested upon the occurrence of a “Change-in-Control” in accordance with the provisions of the respective equity plans.

Any payment to a participant that would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code will cause the payment to be reduced to an amount, expressed in present value, which maximizes the aggregate present value of the payment, without causing any payment to be subject to the limitation of deduction under Section 280G. See the table at page 28 for estimates on the benefits the NEOs would have received if a participant was terminated on December 31, 2009, in connection with a “Change-in-Control”.

Stock Ownership Requirements

The Company has adopted equity ownership requirements or guidelines. Within the later of five years after being elected to the office or 2013, the CEO is expected to own stock valued at least 5 times his salary. Senior Vice Presidents are expected to own stock valued at least 2.5 times their respective salaries, and Vice Presidents and the Controller are expected to own stock valued at least 1.5 times their respective salaries. Shares that count toward the equity ownership requirements include all vested or unvested restricted shares and, until the expiration of the three year performance period, unearned performance share units at target. Unexercised stock options are not included for ownership purposes. The Committee believes that such ownership requirements will discourage executives from taking any excessive long-term risks.

Tax Considerations

The Committee has considered the impact of the applicable tax laws with respect to compensation paid under the Company’s plans, arrangements and agreements. In certain instances, applicable tax laws impose potential penalties on such compensation and/or result in a loss of deduction to the Company for such compensation.

Section 409A.  Participation in, and compensation paid under, the Company’s plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, to the extent that the Company’s plans, arrangements and agreements fail to meet certain requirements under Section 409A of the Code, compensation earned there under may be subject to immediate taxation and tax penalties. It is the intent of the Company that its plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the Code.

Section 162(m).  With certain exceptions, Section 162(m) of the Code limits the Company’s deduction for compensation in excess of $1M paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. While the Committee considers the tax impact of any compensation arrangement, the Committee evaluates such impact in light of our overall compensation objectives. The Committee reserves the right to approve non-deductible compensation if it believes it is in the best interests of the Company’s shareholders. Additionally, if any provision of a plan or award that is intended to be performance-based, within the meaning of Section 162(m) of the Code, is later found to not satisfy the conditions of Section 162(m), the Company’s ability to deduct such compensation may be limited.

Right of Recovery

The Company has adopted policies regarding the adjustment or recovery of awards or payments in the event that the Company is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement or if the performance measures upon which they are based are restated or otherwise adjusted with respect to the Executive Annual Incentive Plan commencing in 2010, as well as all performance share units awarded under the Omnibus Plan.

Other Corporate Plans

At various times in the past, the Company has adopted certain employee benefit plans in which NEOs have been permitted to participate. The Company also provides certain executive officers with life, long-term disability and health insurance programs. The incremental cost to the Company of the NEOs’ benefits provided under these programs is included in the Summary Compensation Table (see page 24). Benefits under these plans are not directly or indirectly tied to Company performance.

The Company also provides limited perquisites to the NEOs which may include cash car allowances or use of a leased car and membership in athletic or social clubs. The Company believes that these perquisites tend to promote the Company’s image, to provide outlets for interaction between the Company’s executives and the Company’s vendors/suppliers and other business associates and/or to encourage healthy activities. The Company’s incremental costs for these perquisites are included in the Summary Compensation Table.

The Company does not make available post-retirement health coverage for the NEOs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

William H. Rackoff, Chairman
G. Thomas McKane
Peter McIlroy II

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation of the Company’s NEOs for the years 2007, 2008 and 2009:

					Non-Equity
				Stock	Incentive Plan	All Other
Name	Year	Salary ($)	Bonus ($)(1)	Awards ($)(2)	Compensation ($)(3)	Compensation ($)		Total ($)
	2009	$438,000	—	$277,762	$218,194	$81,739	(4)	$1,015,695
Stan L. Hasselbusch	2008	$482,222	—	$455,822	$471,081	$90,066		$1,499,191
	2007	$445,000	—	$—	$1,015,239	$82,307		$1,542,546

	2009	$248,333	—	$66,666	$96,820	$41,005	(5)	$452,824
David J. Russo	2008	$245,278	—	$109,522	$164,201	$44,187		$563,188
	2007	$225,000	—	$—	$484,080	$43,621		$752,701

	2009	$220,000	—	$66,666	$90,381	$44,048	(6)	$421,095
Donald L. Foster	2008	$216,501	—	$109,522	$164,973	$47,229		$538,225
	2007	$197,837	—	$—	$463,681	$42,239		$703,757

	2009	$220,833	—	$66,666	$85,579	$33,488	(7)	$406,566
Samuel K. Fisher	2008	$219,361	—	$109,522	$165,046	$37,124		$531,053
	2007	$203,417	—	$—	$465,518	$31,970		$700,905

	2009	$190,500	$35,750	$66,666	$65,104	$39,182	(8)	$397,202
John F. Kasel	2008	$188,250	$35,750	$109,522	$113,169	$44,872		$491,563
	2007	$174,583	$35,750	$—	$445,855	$41,528		$697,716

(1)	Mr. Kasel received a bonus of $35,750 in August 2009 as the final payment of an individual bonus arrangement that commenced in 2006.

(2)	For 2009, the amounts represent the grants under the Omnibus Plan which are a combination of restricted stock and performance share units; the 2009 amounts are based on a 50% performance attainment for the performance share units as of the grant date, as referenced in footnote 12 to the Company’s 2009 financial statements. Maximum opportunity for the performance share units’ portion is $666,597 for Mr. Hasselbusch and $159,965 for Messrs. Russo, Foster, Fisher and Kasel. For 2008, the amounts represent grants, under the Omnibus Plan which included both restricted stock and performance share units; these 2008 amounts were based on a 100% performance attainment for the performance share units as of the grant date, as referenced in footnote 12 to the Company’s 2009 financial statements. Maximum opportunity for the performance share units is $683,712 for Mr. Hasselbusch and $164,363 for Messrs. Russo, Foster, Fisher and Kasel.

(3)	The 2008 and 2009 amounts represent cash awards paid under the Executive Annual Incentive Plan, and for 2007 also the cash portion of the 2005-2007 long-term incentive plan. For further information please see pages 15-18.

(4)	For Mr. Hasselbusch, the 2009 amount includes a $41,854 Supplemental Executive Retirement Plan contribution (SERP), a $6,485 discretionary 401(k) profit sharing contribution, $9,800 401(k) Company match, $10,200 auto allowance, executive medical reimbursement, Company paid term life insurance premium, Company paid long-term disability premium and club membership.

(5)	For Mr. Russo, the 2009 amount includes a $10,358 SERP contribution, a $6,117 discretionary 401(k) profit sharing contribution, $9,800 401(k) Company match, $10,200 auto allowance, Company paid term life insurance premium, Company paid long-term disability premium and club membership.

(6)	For Mr. Foster, the 2009 amount includes a $8,609 SERP contribution, a $6,092 discretionary 401(k) profit sharing contribution, $9,800 401(k) Company match, $10,200 auto allowance, $6,800 club membership, executive medical reimbursement, Company paid term life insurance premium and a Company paid long-term disability premium.

(7)	For Mr. Fisher, the 2009 amount includes a $8,652 SERP contribution, a $6,412 discretionary 401(k) profit sharing contribution, $9,800 401(k) Company match, use of a Company leased vehicle, executive medical reimbursement, Company paid term life insurance premium and a Company paid long-term disability premium.

(8)	For Mr. Kasel, the 2009 amount includes a $7,232 SERP contribution, a $6,105 discretionary 401(k) profit sharing contribution, $8,286 401(k) Company match, $10,200 auto allowance, executive medical reimbursement, Company paid term life insurance premium and a Company paid long-term disability premium.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth vesting information regarding outstanding stock options, options that were unexercisable as of December 31, 2009 and unvested stock awards awarded to the NEOs as of December 31, 2009:

	Option Awards			Stock Awards
						Equity Incentive	Equity Incentive
	Number of			Number of		Plan Awards:	Plan Awards Market
	Securities			Shares or	Market Value of	Number of	or Payout Value of
	Underlying			Units of	Shares or Units	Unearned Shares,	Unearned Shares,
	Unexercised	Option	Option	Stock That	of Stock That	Units or Other	Units or Other
	Options	Exercise	Expiration	Have Not	Have Not	Rights That Have	Rights That Have
Name	Exercisable (#)	Price ($)	Date	Vested (#)	Vested ($)	Not Vested (#)(1)	Not Vested ($)(2)
Stan L. Hasselbusch	—	—	—	8,233	$245,426	12,348	$368,094

David J. Russo	1,000	$4.10	12/09/12	1,976	$58,905	2,965	$88,387

Donald L. Foster	2,500 3,750	$9.29 $9.30	02/15/15 12/12/14	1,976	$58,905	2,965	$88,387

Samuel K. Fisher	—	—	—	1,976	$58,905	2,965	$88,387

John F. Kasel	6,250	$14.77	12/04/15	1,976	$58,905	2,965	$88,387

(1)	Includes at threshold amounts (50% of target), the performance share units granted under the Omnibus Plan.

(2)	Based on the Company’s December 31, 2009, closing share price of $29.81/share and with performance share units at threshold amounts.

GRANTS OF PLAN-BASED AWARDS IN 2009

The following table provides information on 2009 Non-Equity and Equity Incentive Plan Awards:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
								All Other Stock
								Awards:	Grant Date
								Number of	Fair Value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares of Stock	Stock
Name	Date	($)	($)	($)	(#)	(#)	(#)	or Units (#)	Awards(3)

Stan L. Hasselbusch	03/03/09	$61,211	$284,700	$569,400	8,078	16,156	32,312	5,386	$277,762

David J. Russo	03/03/09	$22,909	$111,750	$223,500	1,938	3,877	7,754	1,293	$66,666

Donald L. Foster	03/03/09	$18,040	$88,000	$176,000	1,938	3,877	7,754	1,293	$66,666

Samuel K. Fisher	03/03/09	$18,108	$88,333	$176,666	1,938	3,877	7,754	1,293	$66,666

John F. Kasel	03/03/09	$15,621	$76,200	$152,400	1,938	3,877	7,754	1,293	$66,666

(1)	These grants reflect awards under the Executive Annual Incentive Plan and 2009 Goals established under this Plan which are discussed at pages 15-18. Amounts paid under this Plan to the NEOs for 2009 are included in the Summary Compensation Table under Non-Equity Plan Compensation

(2)	These grants reflect awards of performance share units under the Omnibus Plan for 2009 as discussed at pages 19-20.

(3)	Refers to grant date fair value of unvested awards of common stock and performance share units on March 3, 2009, of $20.63 per share, and with 50% of the performance share units estimated to become earned. If the maximum award of performance share units were paid, the value of the award would increase by $499,947 for Mr. Hasselbusch and $119,974 for each of the other NEOs.

2009 NON-QUALIFIED DEFERRED COMPENSATION

The following table discloses the contribution earnings and balances under each of the Company’s defined contribution or other plan that provides for the deferred compensation that is not tax qualified:

	Registrant	Aggregate Earnings	Aggregate Balance at
Name	Contributions in 2009(1)	in 2009(2)	December 31, 2009(3)
Stan L. Hasselbusch	$41,854	$4,366	$268,954

David J. Russo	$10,358	$807	$49,709

Donald L. Foster	$8,609	$534	$32,889

Samuel K. Fisher	$8,652	$690	$42,485

John F. Kasel	$7,232	$519	$31,951

(1)	Amounts represent 2009 Company contribution to Supplemental Executive Retirement Plan (“SERP”). The amounts are included in the Summary Compensation Table as described at page 24.

(2)	Amounts represent interest earned in 2009. In accordance with the SERP, the Company applied interest to the benefit amount using the calendar year’s rate of return of Fidelity’s Managed Income Portfolio as of December 31, 2009 or a one year annualized Treasury Bill interest rate as of the last Friday of the year, whichever is higher. For 2009, these amounts were 1.65% and .43%, respectively (due to the fact that the ‘last Friday’ fell on December 25, 2009, which was a holiday, the rate from December 24, 2009 was used). The interest rate applied to the benefit in 2009 was 1.65%. These amounts are not included in the Summary Compensation Table.

Eligibility for participation in the SERP is limited to individuals who comprise a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA. Determining participation in the SERP is solely within the discretion of the Compensation Committee of the Board. A participant shall remain a participant only for so long as he continues in the employ of the Company, or the Compensation Committee, in its sole discretion determines that the participant shall no longer be a participant.

(3)	Amounts represent total SERP balance, as of December 31, 2009.

CHANGE-IN-CONTROL

As discussed at page 21, the Company has established the Key Employee Separation Plan in order to retain and motivate its executives to focus on the Company’s successful operation; regardless of any real or perceived threat from a “Change-in-Control”. The following table shows the benefits that the NEOs would have each received if on December 31, 2009, the payment of such benefits had been triggered by a “Change-in-Control”:

					Total Potential
	Lump Sum Cash	Benefits		Outplacement	Benefit from
Name and Title	Payment(1)	Continuation(2)	Equity(3)	Services(4)	Change-In-Control
Stan L. Hasselbusch, President & CEO	$1,602,517	$28,930	$575,681	$15,000	$2,222,128

David J. Russo, Sr. VP, CFO & Treasurer	$775,680	$28,930	$138,229	$15,000	$957,839

Donald L. Foster, Sr. VP, Construction Products	$701,637	$28,930	$138,229	$15,000	$883,796

Samuel K. Fisher, Sr. VP, Rail	$701,375	$28,930	$138,229	$15,000	$883,534

John F. Kasel, Sr. VP, Operations and Manufacturing	$579,365	$28,930	$138,229	$15,000	$761,524

(1)	Lump Sum Cash Payment is base salary at end of 2009 plus the average of the past three incentives paid under the Annual Executive Incentive Plan multiplied by the benefit factor.

(2)	Benefits continuation is the cost of Cobra for the Company based on NEO’s benefit elections as of December 31, 2009.

(3)	Assumes full accelerated vesting of all unvested restricted stock using the closing price on December 31, 2009 of $29.81; assumes performance shares vesting at target and pro-rated for months elapsed as of December 31, 2009 for the thirty-six month performance period, using the closing price on December 31, 2009 of $29.81.

(4)	Upon change-in-control, each NEO would receive $15,000 of outplacement services.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of independent directors and oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for the appointment, compensation and retention of the Corporation’s independent registered public accountants. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements of the Company for the year ended December 31, 2009. The Audit Committee’s charter is available on the Company’s website (www.lbfoster.com). The Audit Committee held seven (two of which were telephonic) meetings during fiscal year 2009.

Management is responsible for the Company’s internal controls and for the financial reporting process. With respect to 2009, management advised the Audit Committee that all annual and quarterly financial statements reviewed by the Audit Committee had been prepared in accordance with generally accepted accounting principles.

The Audit Committee met and held discussions with Ernst & Young LLP, who are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon, regarding the audited financial statements, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles and Ernst & Young’s judgment regarding these matters. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committee). The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independent registered public accountant’s independence. The Audit Committee concluded that Ernst & Young LLP’s independence had not been impaired.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee discussed the results of Ernst & Young LLP’s quarterly review procedures with the Company’s Chief Executive Officer, Chief Financial Officer and Controller and with Ernst & Young LLP prior to the Company’s release of quarterly financial information.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Diane B. Owen, Chairman
Peter McIlroy II
Suzanne B. Rowland

ADDITIONAL INFORMATION

Management is not aware, at this time, of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted at the discretion of the proxy holders.

Representatives of Ernst & Young LLP are expected to be in attendance at the meeting to respond to appropriate questions from shareholders and will have an opportunity to make a statement if they so desire.

Shareholders’ proposals intended to be presented at the Company’s 2011 annual meeting must be received by the Company no later than December 31, 2010, to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. Pursuant to the Company’s By-Laws, a nomination of a person for election as a director and any other proposal made by a shareholder shall not be considered at a shareholders’ meeting unless written notice of the nomination or proposal has been received by the Company’s Secretary by the later of (i) the date which is 90 days in advance of the meeting date, or (ii) the seventh calendar day following the first public announcement of the date of the meeting.

Pittsburgh, Pennsylvania
April 9, 2010

LBFoster L.B. FOSTER COMPANY 415 HOLIDAY DRIVE PITTSBURGH, PA 15220-2729 ATTN: INVESTOR RELATIONS VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE -1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees For Withhold For All To withhold authority to vote for any All Except individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 01 Lee B. Foster II 02 Stan L. Hasselbusch 03 Peter McIlroy II 04 G. Thomas McKane 05 Diane B. Owen 06 William H. Rackoff 07 Suzanne B. Rowland The Board of Directors recommends you vote FOR the following proposal(s): 2 Ratify appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2010. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2009 Annual Report to Shareholders is/are available at www.proxyvote.com. ANNUAL MEETING OF SHAREHOLDERS May 21, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The shareholder(s) hereby appoint Lee B. Foster II and Stan L. Hasselbusch, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of L. B. Foster Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, Eastern Daylight Time on May 21, 2010, at the Company’s headquarters, 415 Holiday Drive, Pittsburgh, PA 15220, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE TO THE BOARD OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2010. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD USING THE ENCLOSED REPLY ENVELOPE

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on date.May 21, 2010 L.B. FOSTER COMPANY Meeting Information Meeting Type: Annual Meeting For holders as of: March 19,2010 Date: May 21, 2010 1 I 1:00 AM EDT Location: L.B. Foster Company 415 Holiday Drive Pittsburgh, PA 15220-2729 O p 3 O 2 i i LBFoster L.B. FOSTER COMPANY 415 HOLIDAY DRIVE PITTSBURGH, PA 15220-2729 ATTN: INVESTOR RELATIONS You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting.

— Before You Vote — How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: 1. Notice & Proxy Statement 2.2009 Annual Report to Shareholders How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BYTELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 09, 2010 to facilitate timely delivery. o p S 2 CO ^O § — How To Vote — Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to,the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

o p s 2 I 00 ^O § I Voting items The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Lee B. Foster II 02 Stan L. Hasselbusch 03 Peter McIlroy II 04 G. Thomas McKane 05 Diane B. Owen 06 William H. Rackoff 07 Suzanne B. Rowland The Board of Directors recommends you vote FOR the following proposal(s): 2 Ratify appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2010. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

o p 3 O 2 I I